Exhibit 99.1

For Release    4:15 PM, EST, July 23, 2012

Contact	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228

CNO names Bruce Baude as EVP, Chief Operations and Technology Officer

Carmel, Ind., July 23, 2012: CNO Financial Group, Inc. (NYSE:CNO) today announced that Bruce Baude has been named Executive Vice President, Chief Operations and Technology Officer, reporting to Ed Bonach, Chief Executive Officer.

Mr. Bonach said, "We are delighted to have Bruce join our executive leadership team. He is a seasoned insurance industry leader with a strong track record of building high performing work teams which leverage technology and operations to improve the overall performance of the business as well as the customer experience. Bruce brings the rare combination of strategic executive leadership, customer-focus, and third-party insurance industry business success and expertise to our executive team. CNO is committed to improving how we serve our customers, as we see it as critical to our business strategies.”

Mr. Baude was previously the Chief Operating Officer at Univita Health and Chief Executive Officer at Long Term Care Group (LTCG), which was acquired by Univita in 2008.  Prior to LTCG, he served as CEO of ProCard, a subsidiary of TSYS, a leading international payment processor.  He also had previous assignments in various P&L Management and Shared Services/IT roles at Bank One, including heading up its third-party payments processing division, Banc One Financial Card Services.

Mr. Baude earned his B.S. degree in Electrical Engineering/Computer Science at the University of Colorado in 1986 and serves on the Board of the Minnesota-North Dakota Chapter of the Alzheimer's Association.

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.